News Release                                                  Exhibit 99.1

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Acquires Leading Chinese Office Furniture Company

MUSCATINE, Iowa (January 13, 2006) - HNI Corporation (NYSE: HNI) announced today that it has signed an agreement to purchase Lamex, a privately held Chinese manufacturer and marketer of office furniture.  Lamex operates primarily in China and Hong Kong, where as a market leader, it generates sales in excess of $70 million.  The acquisition is expected to close in early 2006, subject to satisfactory completion of closing conditions.  While details of the transaction were not disclosed, HNI Corporation intends to make the purchase with cash and debt.  The acquisition is expected to initially have minimal impact on earnings.

Commenting on the acquisition, Stan Askren, Chairman, President and CEO of HNI Corporation, said:  "We're excited about Lamex, a company with which we've conducted business for a number of years.  Lamex' strong brand, significant customer base, and manufacturing capability offers HNI Corporation the opportunity to drive aggressive growth in China, one of the largest and fastest growing office furniture markets in the world."

Lamex was founded in Hong Kong in 1977.  In 1990, Lamex entered China and established a plant in Dongguan where today over 2000 members produce products for local as well as global markets.  "With Lamex, we acquire a strong brand, satisfied customers, and dedicated employees," commented Mr. Askren.  "We're equally pleased that the founder, Clement Lam, will assist us during the transition of his business to HNI."

Lamex will operate as an independent operating company.  Farida Chow, a 10-year Lamex veteran, will continue in her role as President of Lamex, reporting to Marco Molinari, Executive Vice President, HNI Corporation and President, HNI International.

"This is a great opportunity to build on Lamex' strong position in Hong Kong and China while leveraging HNI's lean enterprise and overall office furniture expertise to achieve greater efficiencies, customer performance, and profitable growth.  This acquisition supports our aggressive profitable growth strategies by leveraging our office furniture expertise into one of the largest and fastest growing global markets.  We will operate Lamex as a separate, distinct business focused on the Asian markets, blending the strong brand, excellent customer focus and support, and operational excellence," added Mr. Askren.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2005 the Company was recognized as one of America's Most Admired Companies in the furniture industry by Fortune Magazine, and by Industry Week as one of the 50 Best Manufacturing Companies.  In 2006, Forbes Magazine recognized the Company for the eighth consecutive year as one of the 400 Best Big Companies in America.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Statements in this report that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, among others: the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, and (f) ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and other petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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